Exhibit 10.9

SAFLINK CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into on this 1st day of November, 2004, BETWEEN:

(1)	SAFLINK Corporation, a Delaware corporation (“SAFLINK”); and,

(2)	Jeff Affuso (“the Employee”), a resident of Fairfax, Virginia.

SAFLINK AND THE EMPLOYEE HEREBY AGREE, in consideration of the mutual obligations and covenants set forth below, to the following terms and conditions:

1. Employment

SAFLINK shall employ the Employee on an at-will basis effective on the date specified above, subject to the terms and conditions set forth in this Employment Agreement (“the Employment”).

2. Duties

2.1	SAFLINK shall employ the Employee as President, Public Sector. The Employee shall faithfully and diligently perform the duties and responsibilities assigned to him by SAFLINK in its sole discretion. The Employee expressly acknowledges and agrees that it is necessary to submit to a finger, eye and voice scan to utilize SAFLINK’s software to perform the Employee’s required duties. SAFLINK may, in its sole discretion, alter the Employee’s position or job duties, as it deems appropriate.

2.2	This is a full-time, exempt position. The Employee shall devote all of his time, attention, and best efforts to SAFLINK’s business.

2.3	The Employee agrees to comply with all federal, state, and local laws applicable to his Employment. The Employee further agrees to fully cooperate with SAFLINK in complying with all of SAFLINK’s legal obligations and shall provide any information necessary or requested to satisfy such legal obligations, including but not limited to a taxpayer identification number or other identifying information used in the reporting of income to federal, state and local tax authorities. The Employee agrees to comply with all of SAFLINK’s rules, regulations, and policies in force during the Employment.

3. Compensation

3.1	Annual Base Salary: The Employee’s initial Annual Base Salary shall be two hundred thousand dollars ($200,000) per year, payable in accordance with the normal payroll practices of SAFLINK, less required deductions and withholdings. Future adjustments in compensation, if any, will be made by SAFLINK in its sole and absolute discretion. In the event Employee’s employment hereunder is terminated by either party, for any reason, Employee will earn the Annual Base Salary prorated to the date of termination.

3.2	Incentive Stock Option: Subject to SAFLINK’s Board of Directors’ approval, Employee will be granted an incentive stock option to purchase 235,000 shares of SAFLINK Corporation Common Stock under the SAFLINK Corporation 2000 Stock Incentive (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Option will vest over three (3) years in thirty-six (36) equal monthly installments and subject to a nine (9) month probationary cliff. The Option and any subsequent stock option grants will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Employee will be required to sign as a condition of receiving the Option or any subsequent stock option grants.

3.3	Fringe Benefits: The Employee shall receive such fringe benefits and be entitled to participate in such insurance or other benefit plans which are made available to comparable full-time employees of SAFLINK from time to time. It is expressly understood and agreed that, consistent with applicable law, SAFLINK may from time to time, in its sole discretion, discontinue or modify the terms and conditions of any benefits made available to the Employee.

3.4	Annual Bonus: Employee shall be eligible to receive an “Annual Bonus” equal to 50% of Employee’s Annual Base Salary subject to the terms and conditions of the Annual Bonus, which will be determined by SAFLINK’s CEO in his sole and absolute discretion and be set forth in a writing signed by the CEO.

3.5	Retention Agreement: As a condition of employment, Employee agrees to sign SAFLINK’s standard Retention Agreement provided to select management/officer personnel.

4. Reasonableness of Restrictions

The Employee acknowledges that, during the Employment, SAFLINK will provide the Employee with the use of and access to trade secrets and confidential information. In turn, the Employee recognizes that, while performing his duties hereunder he will have access to and come into contact with trade secrets and confidential information belonging to SAFLINK and will obtain personal knowledge of and influence over its customers and/or employees. The Employee therefore agrees that the restrictions contained in Sections 5, 6, 7 and 8 are reasonable and necessary to protect the legitimate business interests of SAFLINK.

5. Duty of Loyalty

The Employee agrees that he shall devote his full working time, attention and efforts to SAFLINK’s business. In all aspects of the Employee’s employment with SAFLINK, the Employee shall act in the utmost good faith, fair dealing with SAFLINK, and fully disclose to SAFLINK all information which SAFLINK might reasonably consider important to SAFLINK’s business. While employed by SAFLINK, the Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business in competition with SAFLINK’s business, and the Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business, including soliciting clients or other employees of SAFLINK with respect to such business prospects, or even discussing said business prospects with clients or other employees of SAFLINK. The Employee shall not take action which would divert from SAFLINK any business opportunity in which SAFLINK may or could be interested. The Employee shall immediately notify SAFLINK of any actual or potential business opportunity related to SAFLINK’s core business of which the Employee becomes aware, whether or not the Employee believes the opportunity is of interest to SAFLINK.

6. Confidentiality

6.1	The Employee shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, howsoever arising, directly or indirectly:

6.1.1	use for his own purposes or those of any other person, company, business entity, or other organization whatsoever, or,

6.1.2	disclose to any person, company, business entity, or other organization whatsoever,

any trade secrets or confidential information relating or belonging to SAFLINK, including but not limited to any such information relating to clients or customers, client or customer lists or requirements, market information, product designs, business plans or dealings, financial information and plans, trading models, market access information, research activities, any document marked Confidential, or any information which the Employee has been told is Confidential or which he might reasonably expect SAFLINK would regard as Confidential, or any information which has been given SAFLINK in confidence by customers, suppliers, or other persons. Even if a document has not been marked “Confidential,” the Employee shall treat the document and its contents as confidential information if the Employee has been told or otherwise knows or reasonably should know the document and its contents are confidential.

6.2	The Employee shall not at any time during the continuance of the Employment with SAFLINK make any notes or memoranda relating to any matter within the scope of SAFLINK’s business, dealings, or affairs otherwise than for the benefit of SAFLINK.

6.3	In the event of a breach or a threatened breach by the Employee of the provisions of this Section, SAFLINK shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association, or other entity to whom such information has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting SAFLINK from pursuing any other remedies available to SAFLINK for such breach or threatened breach, including the recovery of damages from the Employee.

7. Copyright, Inventions And Patents

7.1	The Employee agrees to make prompt full written disclosure to SAFLINK and to hold in trust for the sole right, benefit, and use of SAFLINK, any inventions, discoveries, developments and improvements (“Inventions”), whether or not patentable, and works of authorship, whether or not copyrightable, which are conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, during the Employee’s employment.

7.2	The Employee further agrees to assign and does hereby assign to SAFLINK all right, title, and interest in and to all such Inventions and works of authorship, and further agrees, during the Employment and thereafter, at SAFLINK’s request and expense, to review, execute, acknowledge and deliver any and all papers necessarily related to applications for patents and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Agreement, except that, consistent with the provisions of the Washington Employee Patent Act, Title 49, Chapter 49.44, the Employee shall not be obligated to assign an Invention or work of authorship for which no equipment, supplies, facilities, or trade secret information of SAFLINK was used, and which was developed entirely on the Employee’s own time unless:

7.2.1	the invention relates to:

7.2.1.1	the business of SAFLINK; or

7.2.1.2	SAFLINK’s actual or demonstrably anticipated research or development; or

7.2.2	the invention results from any work performed by the Employee for SAFLINK.

Notice is hereby provided that the obligation by the Employee to assign Inventions under this Agreement does not apply to an invention which qualifies under the provisions of the Washington Employee Patent Act, Title 49, Chapter 49.44, or any revisions thereof or amendments thereto.

7.3	In the event SAFLINK is unable for any reason whatsoever to secure the signature of the Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, the Employee hereby irrevocably designates and appoints SAFLINK and its duly authorized officers and agents as agent and attorney in fact, to act for and on the Employee’s behalf and stead to execute and file any such application, and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereof, with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to SAFLINK any and all claims of any nature whatsoever which the Employee may now have or may hereafter have for infringement of any patent or copyright resulting from such application.

7.4	The Employee agrees that any copyrights in work produced by the Employee during his employment with SAFLINK which relate to past, present or foreseeable business, products, developments, technology or activities of SAFLINK shall be considered as a “work for hire.”

7.5	The Employee represents that there is no agreement with any other party which would conflict with the Employee’s obligations under this Agreement.

8. Covenant Not to Compete

8.1	Employee agrees that, during the term of Employee’s employment and for a period of one year immediately following the termination of such employment for any reason whatsoever (the “Restricted Period”), Employee shall not, either directly or indirectly, with or without compensation, individually or as employee, broker, agent consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that is substantially the same as or similar to Employer’s Business or that competes with Employer’s Business, directly or indirectly, within the applicable market or markets serviced by Employer and in which Employee performs or performed services for Employer. Employee shall not at any time during the Restricted Period directly or indirectly compete with Employer, its affiliates or its dealers, within such market or markets.

8.2	Employee further agrees that at all times during the Restricted Period, neither Employee nor any person or entity otherwise connected with Employee shall directly or indirectly solicit or aid others in soliciting, or otherwise assist Customers in obtaining service provided through any competitor of Employer in those markets being serviced by Employer.

8.3

Employee further agrees that during that portion of the Restricted Period following termination, Employee shall not interfere with the established Business relationship between Employer and its Customers, shall not call upon any Customer of

Employer’s Business for the purpose of soliciting, selling, providing or delivering services or products of the kind which are the subject of Employer’s Business, and shall not render or provide any service to any Customer, including any person who was a Customer of Employer during the time that Employee was employed with Employer, that is the same as or similar to the service provided in Employer’s Business.

8.4	Employee further agrees that while employed by Employer and during the Restricted Period, Employee shall not directly or indirectly induce or attempt to influence any employee of Employer to terminate his/her employment with Employer or to work for Employee or any other person or entity.

8.5	Employee hereby acknowledges he has received adequate consideration to support his promises set forth in this section 8 and its subparts, including Employee’s new and continuing employment, SAFLINK’s disclosure of confidential, proprietary and/or trade secret information and provision of specialized training and knowledge. Employee acknowledges that the restrictions set forth in this section 8 are reasonable and do not impose greater restraint than is necessary to protect the goodwill and business interests of SAFLINK, and are not unduly burdensome to Employee. Employee further agrees that the restrictions allow Employee an adequate number and variety of employment alternatives based on Employee’s varied skills and abilities.

9. At-Will Employment

9.1	SAFLINK and the Employee agree that this employment relationship is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or SAFLINK. In addition, SAFLINK reserves the right to modify Employee’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of SAFLINK, other than the CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

9.2	On termination of the Employment, the Employee shall return to SAFLINK in accordance with its instructions all of SAFLINK’s proprietary technology and trading models, records, software, models, reports, and other documents and any copies thereof and any other property belonging to SAFLINK which are in the Employee’s possession or under his control. The Employee shall, if so required by SAFLINK, confirm in writing his compliance with his obligations under this Clause.

9.3	The termination of the Employment shall be without prejudice to any right SAFLINK may have in respect of any breach by the Employee of any provisions of this Employment Agreement which may have occurred prior to such termination.

9.4	In the event of termination of the Employment hereunder however arising, the Employee agrees that he will not at any time after such termination represent himself as still having any connection with SAFLINK, except as a former employee.

9.5	Upon a termination of employment, SAFLINK shall be relieved of all further obligations under this Employment Agreement, except as otherwise required by law. Notwithstanding such termination of employment, the Employee shall continue to be bound by the surviving provisions of this Agreement, including but not limited to Sections 6 ,7 and 8 and their subparts.

10. Severability

The various provisions and sub-provisions of this Employment Agreement are severable, and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

11. Warranty

The Employee represents and warrants that he is not prevented by any other Employment Agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly conflicts, is inconsistent with, or restricts or prohibits him from fully performing the duties of the Employment, in accordance with the terms and conditions of this Employment Agreement.

12. Notices

Any notice to be given hereunder may be delivered to (a) in the case of SAFLINK, by first class mail addressed to its Registered Office and (b) in the case of the Employee, either to him personally or by first class mail to his last known residence address. Notices served by mail shall be deemed given when they are mailed.

13. Waivers and Amendments

No act, delay, omission, or course of dealing on the part of any party hereto in exercising any right, power, or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers, and remedies under this Employment Agreement. This Employment Agreement may be amended only by a written instrument signed by the Employee and a duly authorized officer of SAFLINK.

14. Arbitration Jurisdiction and Governing Law

To the fullest extent permitted by law, except for disputes arising under or in connection with Sections [5,] 6 and 7 [and 8], all disputes arising under or in connection with this Employment Agreement or concerning in any way the Employee’s employment shall be submitted exclusively to arbitration in Seattle, Washington under the then current rules for the arbitration of employment disputes by the American Arbitration Association. The arbitration shall be before a single neutral arbitrator, and the decision of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. The Employee consents to personal jurisdiction of any state or federal court sitting in King County, Washington, in order to enforce any arbitration judgment or the rights of SAFLINK under Sections [5,] 6 and 7 [and 8] waives any objection that such forum is inconvenient. The Employee hereby consents to service of process in any such action by U.S. mail or other commercially reasonable means of receipted delivery. This Employment Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Washington.

15. Assignability

The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of SAFLINK. The Employee may not assign his rights or obligations hereunder without the express written consent of SAFLINK.

16. Headings; Construction; Interpretation

The headings contained in this Employment Agreement are inserted for reference and convenience only and in no way define, limit, extend, or describe the scope of this Employment Agreement or the meaning or construction of any of the provisions hereof. As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and “or” is used in the inclusive sense. This Agreement has been drafted by legal counsel representing SAFLINK, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. Survival of Terms

Sections 6 (“Confidentiality”), 7 (“Copyright, Inventions and Patents”), 8 (“Covenant Not To Compete”), 10 (“Severability”), 12 (“Notices”), 13 (“Waivers and Amendments”), 14 (“Arbitration, Jurisdiction and Governing Law”), 15 (“Assignability”), 16 (“Assignability”), 17 (“Survival of Terms”) and 18 (“Entire Agreement”), and all of their subparts, survive Employee’s employment with SAFLINK.

18. Entire Agreement.

This Agreement, including the SAFLINK Corporation 2000 Stock Incentive Plan and related option documents described in section 3 of this Agreement and the Retention Agreement signed by Employee, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, arrangements and agreements, whether written or oral, including all previous letters of engagement and offer letters. To the extent there are any conflicting provisions among this Employment Agreement and the Retention Agreement, the terms of this Employment Agreement shall govern. This Agreement may be amended or modified only with the written consent of Employee and the CEO of SAFLINK. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

19. Employee Acknowledgment

THE EMPLOYEE REPRESENTS THAT HE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT AND THE EMPLOYEE ACKNOWLEDGES THAT HE UNDERSTANDS THAT IT CONTAINS IMPORTANT CONDITIONS OF THE EMPLOYMENT AND THAT IT EXPLAINS POSSIBLE CONSEQUENCES, BOTH FINANCIAL AND LEGAL, IF THE EMPLOYEE BREACHES THE AGREEMENT.

AS WITNESS the hands of a duly authorized officer of SAFLINK and of the Employee the day and year first before written.

SAFLINK CORPORATION

BY:
NAME	Jon Engman
TITLE	Chief Financial Officer
DATE

BY:
NAME	Jeff Affuso
DATE